EXHIBIT 5.1

March 5, 2010

Securities and Exchange Commission
450 5th Street, N.W., Judiciary Plaza
Washington, DC  20549

Re:	Registration of 200,000 Shares of Common Stock of Mexco Energy Corporation under the 2009 Employee Stock Incentive Plan

Ladies and Gentlemen:

As special counsel to Mexco Energy Corporation (the "Corporation"), we are familiar with the 2009 Employee Stock Incentive Plan (the "Plan") and the proposed offer and sale of 200,000 shares (the "Plan Shares") of Common Stock, $.50 par value per share, of the Corporation pursuant to the Plan.

We have also made such further investigations and examined such documents as we have deemed necessary to express the opinions herein stated.

We are of the opinion that the Plan Shares, which are hereafter issued upon exercise or vesting of options duly granted or restricted stock duly awarded under and in accordance with the terms of the Plan, will, upon the payment of the consideration for such Plan Shares and delivery thereof, both as required by the terms of the Plan, be duly and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Act"), with respect to the Plan Shares, and to any references to us in such Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons for whom such consent is required by Section 7 of the Act or the related rules and regulations promulgated by the SEC thereunder.

Very truly yours,

FAIRFIELD AND WOODS, P.C.

/s/ John A. Eckstein